Exhibit 99.2

GLIMCHER REALTY TRUST

Computershare

Computershare
P.O. Box 43078
Providence Rhode Island 02940-3078
Within the US, Canada & Puerto Rico 800 738 4931
Outside the US, Canada & Puerto Rico 312 360 5299
www.computershare.com/investor

Name

Address

City, State, Zip

Holder Account Number

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

Direct Stock Purchase Plan - Enrollment Form

Please refer to the plan prospectus or brochure before enrolling. Holders of Limited Partnership Units can elect to have their dividends reinvested to purchase Common Stock. (If you do not want to enroll in the plan and you want to receive all your dividends in cash you do not need to complete this form.)

Type of security held for dividends to be reinvested.

☐ Common Stock ☐ Limited Partnership Units

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the plan permits, you may make optional cash investments at any time under each of the participation options below.

☐ **Full Dividend Reinvestment**
Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐ **Partial Dividend Reinvestment by Shares**
Please mark this box and specify the number of whole shares on which you wish to have dividends reinvested. The dividends on all remaining shares or any future holdings, including shares purchased with optional cash investments, will be paid in cash.

Partial Share Amount

☐ **All Dividends Paid in Cash (No Dividend Reinvestment)**
Please mark this box if you wish to receive dividend payments in cash on all stock now held or any future holdings, including shares purchased with optional cash investments.

By participating in the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the plan will continue until I notify Computershare in writing that I desire to terminate my participation in the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the plan, please call us at the above referenced telephone number.

To be valid, this form must be signed by all registered shareholders. If you do not sign and return this form, you will continue to receive dividend payments in cash.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy) / /

Daytime Telephone Number

Please return completed form to:

Computershare
PO Box 43078
Providence RI, 02940-3078

E96UEF GRT

00ND2B-WEB

Please see important PRIVACY NOTICE on reverse side of statement

Privacy Notice

At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans and/or direct registration services, we receive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (residential and mailing), social security number, bank account information, stock ownership information and other financial information.

With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third-party except as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal information.

Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very seriously.